Contact	Amedisys, Inc.	Noonan Russo
	Chief Financial Officer	Investors/Media
	Gregory H. Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS UPDATES 2006 GUIDANCE

BATON ROUGE, Louisiana (February 8, 2006) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today provided an update on earnings guidance for full-year 2006.

This updated guidance takes into consideration an approximate 0.8 percent total reimbursement increase, as compared with the approximate 2.5 percent increase Amedisys expected to receive in 2006, and assumed in previously issued guidance. The 0.8 percent reimbursement increase for 2006 takes into account the proposed Deficit Reduction Act's one-year Medicare home health reimbursement freeze in 2006 enhanced by the five percent rural add-on. It should be noted, though, that, as it relates to Amedisys, the rural add-on has been negatively impacted by a revised definition of what constitutes a rural area, and other wage index changes applying to 2006.

The initial impact of the recent Deficit Reduction Act on Amedisys, inclusive of both the one-year market basket freeze and the five percent rural add-on, would reduce full-year 2006 earnings by approximately $0.28 cents per share. However, the Company believes it can partially offset this impact, and now expects that earnings for full-year 2006 will be between $2.33 and $2.43 per share, on net service revenue of approximately $510 million.

"We will concentrate our efforts on continuing to improve our competitive position in markets we serve, as well as establishing new market presence. We expect to continue our growth, both internal and through appropriate acquisitions, and we will maintain our ongoing focus on the efficiency of our operations," said William F. Borne, Chief Executive Officer of Amedisys. "Amedisys has a track record for generating organic growth, and we are especially pleased with our internal growth of 18 percent in Medicare admissions for 2005."

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq National Market System under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

http://www.amedisys.com